Exhibit 19.1

The Insider Trading Policy is the exclusive property of Moelis & Company (the “Company”).

©2025 Moelis & Company

Insider Trading Policy

1.
Introduction

U.S. federal and state securities laws, and laws of other jurisdictions, prohibit individuals from trading in the securities of an issuer while they are aware of material information about the issuer that is not generally known or available to the public. Such trading is referred to as “insider trading.” Moelis & Company (“Moelis” or the “Company”) officers, directors, employees and contingent workers may come into possession of Material Non-public Information (“MNPI”) about the Company, its clients or other entities and are bound by legal, regulatory and ethical obligations to maintain the confidentiality of MNPI. It is a violation of Company policy to purchase or sell securities while in possession of MNPI or to “tip” or provide MNPI to any other person who may trade on the basis of that information.

The purpose of this Insider Trading Policy (the “Policy”) is to ensure compliance with the law, satisfy Moelis’s obligation to prevent insider trading, and avoid improper conduct by anyone associated with the Company. This Policy operates together with other policies of the Company and its subsidiaries regarding securities trading and confidentiality.

2.
Scope and Applicability

This Policy applies to all officers, directors, partners, employees, contingent workers,, interns, on-site contractors, secondees, senior advisors, and on-site consultants of the Company and all of its subsidiaries, or others who may be asked to perform services for the Company or any of its subsidiaries (“Company Personnel”) as well as to Company Personnels’ immediate family member(s) for whom the employee provides material support, such as a spouse, domestic partner, minor child and any other person or entity whose investment activity could reasonably be attributed to the employee and/or subject to their influence and control (“Family Members”) (Company Personnel and Family Members collectively referred to herein as “Covered Persons”). Additional rules apply to directors and officers, including Section 16 officers, of the Company described in the section entitled “Additional Considerations for Directors and Officers of the Company.”

This Policy also applies to all transactions in the Company’s securities, including common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Covered Transactions”).

Company Personnel are responsible for complying with this Policy and ensuring the compliance of any Family Member subject to this Policy.

3.
Material Non-public Information

A. What is Material Information?

Under Company policy and United States law, information is material if:

• there is a likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

• the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:

• earnings announcements or estimates, or changes to previously released announcements or estimates;

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• other unpublished financial results;

• mergers, acquisitions, tender offers, joint ventures or changes in assets;

• financings, capital market transactions or capital structure transactions;

• write downs and additions to reserves for bad debts;

• expansion or curtailment of operations;

• major litigation or government actions;

• changes in analyst recommendations or debt ratings;

• events regarding the company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders or public or private sales of additional securities);

• changes in control of the company or extraordinary management developments;

• changes in the company’s pricing or cost structure;

• extraordinary borrowing or other financing transactions out of the ordinary course;

• liquidity problems; and

• changes in auditors or auditor notification that the company may no longer rely on an audit report.

B. What is Nonpublic Information?

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the company in at least one of the following ways:

• public filings with regulatory authorities;

• issuance of press releases;

• meetings with members of the press and the public; or

• information contained in proxy statements and prospectuses.

Note on “shadow trading”: there may be situations where MNPI regarding one company (Company A) might affect the value of securities of another, closely comparable company (Company B). In that case, the MNPI on Company A would significantly alter the total mix of information available about Company B. Therefore, if you were privy to MNPI about Company A and used that MNPI to trade in the securities of Company B, that trade may constitute insider trading.

If you are uncertain about whether a piece of information constitutes MNPI, or whether MNPI you possess may affect the value of securities of another, closely comparable company, please contact the Company’s Legal & Compliance team for guidance. You are prohibited from trading in any securities of Moelis or any other affected company if you are in possession of MNPI or have been notified by Moelis that you are in possession of MNPI.

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4.
Tipping

It is also against the law and a violation of this Policy, as well as other Company policies, to convey MNPI (“tipping”) to another person (“tippee”) if you know or have reason to believe that the person may misuse such information by either trading in related securities or passing such information to others who may then trade in related securities. Tipping is illegal regardless of whether you receive any monetary benefit from such action.

You are prohibited from communicating MNPI to any person who does not need that information for a legitimate business purpose and from advising or recommending to anyone the purchase or sale of securities when you are aware of MNPI about the related company. You must strictly adhere to the Company’s confidentiality policies and need-to-know principle.

5.
Policy on the Trading of Moelis & Company Securities

The Company and its Covered Persons must not trade in Moelis securities while in possession of MNPI about Moelis or “tip” such material information about Moelis to anyone else.

A. Pre-Clearance Procedures

Covered Persons must pre-clear all transactions in Moelis securities (including gifts, loans, contributions to a trust, or any other transfers) with the Company’s General Counsel (or his or her designee).

Proposed Covered Transaction are evaluated for adherence to Company policies and insider trading laws and regulations. Prior to initiating any transaction in Moelis securities, Covered Persons should carefully consider whether he or she may be aware of any MNPI about the Company, and if so, should describe fully those circumstances to the Company’s General Counsel (or his or her designee). Directors and officers subject to additional restrictions should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, as further discussed under the section entitled “Additional Considerations for Directors and Officers of the Company —Reporting and Form Filing Requirements,” below. Directors and officers should also be prepared to comply with SEC Rule 144 and file Form 144 if necessary at the time of any sale, as further discussed under the section entitled “Additional Considerations for Directors and Officers of the Company—Limitations and Requirements on Resales of the Company’s Securities,” below. This Policy also applies to corporate transactions on behalf the Company and to the Company’s own corporate transactions in its own securities as well as in the securities of other issuers.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre- arranged 10b5-1 Trading Plan as further discussed under the section entitled “Trading Plans” below. Pre-clearance is also not required for the “Special Transactions,” also discussed below. The General Counsel (or his or her designee), may designate certain periods where transaction pre-clearance is not required (e.g. immediately following the Company’s quarterly earnings announcement.

B. Transaction Windows & Blackout Periods

The Company and Covered Persons are subject to the following blackout periods, during which they may not execute Covered Transactions (except by means of pre-arranged 10b5-1 Trading Plans, as further discussed below in the section entitled “Trading Plans”).

Directors and Section 16 Officers are required to notify the Company’s General Counsel (or his or her designee) of any transactions made outside of a pre-arranged 10b5-1 Trading Plan, so that the appropriate Forms 3, 4 or 5 may be filed. These filings are further discussed in the section entitled “Additional Considerations for Directors and Officers of the Company”.

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Quarterly Transaction Window. Covered Personnel may only effect Covered Transactions during specified transaction windows following the announcement of the Company’s quarterly financial results. Generally, a transaction window will open the next full trading day following each quarterly earnings announcement, and remain open through:

1. the last trading day of a quarter (except with respect to directors and Other Specified Employees as listed on Schedule A attached hereto); or

2. the last trading day of the second month of a quarter (in the case of directors and Other Specified Employees).

In addition, directors, officers and Other Specified Employees may be subject to the following:

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. A transaction blackout will be imposed while the Company is in the process of assembling the information to be released, and will remain in place until the information has been fully absorbed by the market; generally, 2 business days post-announcement. Where this is the case, the Company will notify all directors, officers and Other Specified Employees.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. The existence of an event-specific blackout will not be announced. If, however, a director, officer or other specified employee requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the event or existence of the blackout to any other person.

Directors and Section 16 Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods. When considering whether to transact in Moelis & Company securities, directors and Section 16 Officers must contact Legal to ensure the required filings are submitted.

Even if a blackout period is not in effect, you are still prohibited from effecting a Covered Transaction if you possess MNPI about the Company.

C. Holding Period

Company securities purchased in the open market must be held for a minimum of six months, calculated from transaction date, on a first in first out (FIFO) basis.

6.
Excluded Transactions

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

• Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

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• Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. However, the trading restrictions do apply to any market sale of restricted stock.

• Other Covered Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company are not subject to the trading restrictions of this Policy.

• 10b5-1 Trading Plans. See Section 8, below.

7.
Prohibited Transactions

Due to the heightened legal risk associated with certain types of transactions, the following Covered Transactions are prohibited, unless prior written approval (no exceptions will be permitted for Short Sales) is obtained from the Company’s General Counsel (or his or her designee):

•
Publicly-Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on MNPI and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
•
Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
•
Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.
•
Hedging Transactions. You may not engage in hedging transactions such as (but not limited to) zero- cost collars, equity swaps, and forward sale contracts. Hedging transactions may allow a director, officer, or employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer, or employee no longer having the same objectives as the Company’s other shareholders.
•
Short-Term Trading. If you purchase Company securities in the open market, you may not sell any Company securities of the same class during the six months following the purchase (or vice versa). Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.
•
Standing Orders. You may not place standing orders on Company securities. Standing orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information.
•
Trading in Securities of Other Companies. You may not, while in possession of MNPI about any other company gained in the course of employment with the Company, trade in the securities of such company, “tip” or disclose to another MNPI about such company, or advise another concerning the securities of such company.

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8. Trading Plans

Notwithstanding the prohibitions on insider trading, Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”) and Company policy permit Covered Persons to effect Covered Transactions, regardless of their awareness of MNPI, if the transaction is made pursuant to a pre-arranged trading plan (“Trading Plan”) that was entered into at a time when the Covered Person did not possess MNPI and that complies with the requirements of Rule 10b5-1. If you wish to establish a Trading Plan, you must pre-clear the Trading Plan with the Company’s General Counsel (or his or her designee). Once the Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Trading Plan only during periods when Covered Transactions are permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan for approval prior to adoption. You should understand that frequent modifications or terminations of a Trading Plan may call into question your good faith in entering into such plan (and therefore may jeopardize the availability of the affirmative defense to insider trading violations).

9. Share Repurchases

If the Company’s Board of Directors authorizes Moelis to repurchase Moelis securities, such share repurchases should only be effected when (i) Moelis is not aware of any MNPI about Moelis or pursuant to a trading plan that is compliant with the requirements of Rule 10b5-1; and (ii) in compliance with rule 10b-18 and other applicable regulations.

10. Additional Considerations for Directors and Officers of the Company

In addition to the requirements and procedures discussed in the preceding sections, special rules apply to directors and Section 16 Officers of the Company (collectively “Insiders”). In all cases, the General Counsel (or his or her designee) must be notified prior to an Insider executing a trade in Moelis & Company securities.

A. Reporting and Filing Requirements

Under Section 16(a) of the Securities Exchange Act of 1934 (the “’34 Act”), Insiders of the Company must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include options, warrants, convertible securities, and stock appreciation rights.

Form 3: Initial Beneficial Ownership Statement. A person who becomes an Insider of the Company must file a Form 3 with the SEC within ten days of becoming an Insider under Section 16, even if the Insider is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the Insider’s ownership of any Company equity securities the Insider owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains an Insider, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed with the SEC before 10:00 p.m. on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC, including any purchase or sale of equity securities, any bona fide gift of equity securities, any grant of equity securities or any exercise of stock options. There are exceptions to this requirement a very limited class of employee benefit plan transactions.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as an Insider of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4

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filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, or the first business day thereafter.

The foregoing provisions are subject to modifications in accordance with any subsequent changes in applicable laws and regulations.

B. Family Holdings

Insiders are presumed to beneficially own securities held by any Family Member sharing the Insider’s household. As a result, Insiders must report all holdings and transactions by Family Members living in the Insider’s household.

C. Reporting Exemptions

Rule 16b-3 of the’34 Act provides exemptions for Insiders reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the Insider. However, exercises or conversions of derivative securities would not be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights are also not subject to the reporting requirements.

The Company must disclose in its Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4, or 5 by Insiders, and must post on its website, by the close of business day after filings with the SEC, any Forms 3, 4, or 5 relating to the Company’s securities.

D. Short-Swing Trading Profits and Short Sales

In order to discourage Insiders from profiting through short-term Covered Transactions, Section 16(b) requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Insider must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

Short-Swing Exemptions for Certain Reinvestment and Employee Benefit Plan Transactions. Under the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine what profit there is (if any). Rule 16b-3 has carved out a few exceptions to what constitutes a “purchase” for these matching purposes.

Under this Rule certain covered transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for short-swing purposes, provided that the benefit plan meets various statutory requirements.

The Company’s Omnibus Incentive Equity Plan meets these requirements, and therefore an

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acquisition of equity securities under them generally speaking is not a “purchase” for short-swing purposes.

E. Limitations and Requirements on Resale of the Company’s Securities

Under the ’34 Act, directors and certain officers who are affiliates of the Company, who wish to sell Company securities generally must comply with the requirements of Rule 144 or otherwise register the securities under the ’34 Act. An affiliate of an issuer is defined under Rule 144 as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by Rule 144 is available whether or not the securities to be resold were previously registered under the ’34 Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the ’34 Act).

Affiliates of the Company, as defined in Rule 144, must contact the Company’s General Counsel (or his or her designee) prior to submitting an order to execute a Rule 144 sale of securities. The relevant provisions of Rule 144 as they apply to resales by directors and officers seeking to take advantage of the safe harbor are as follows:

1. Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the ’34 Act during the twelve months preceding the sale.

2. Manner of sale. The sale of Company shares by a director or officer must be made in one of the following manners (note, the manner of sale requirements apply only to equity securities. Debt securities are not subject to any manner of sale requirements):

• in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;

• to a market maker at the price held out by the market maker; or

• in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self- regulatory organization.

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

3. Number of shares which may be sold.

• Equity Securities: the amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:

a) one percent of the outstanding shares of the same class of the Company, or

b) the average weekly reported trading volume in the four calendar weeks preceding the transactions.

• Debt Securities: the amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:

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a) the average weekly reported trading volume in the four calendar weeks preceding the sale, or

b) 10 percent of the principal amount of the tranche of debt securities (or 10 percent of the class of non- participatory preferred stock).

4. Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the officer or director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

5. Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the ’34 Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the ’34 Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted; the new securities will be deemed to have been acquired at the same time as the original securities.

11. Non-Compliance and Violations

Suspected violations of this Policy or of U.S. federal and state securities laws, and laws of other jurisdictions, should be reported to the Company’s General Counsel immediately. Reports may be made anonymously in writing to the General Counsel. In addition, if you:

•
receive MNPI that you are not authorized to receive or that you do not legitimately need to know to perform your duties, or
•
receive confidential information and are unsure if it is within the definition of MNPI or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone.

To seek advice about what to do under the circumstances listed above, you should contact the General Counsel. Containment of the material information, until the legal implications of possessing it are determined, is critical.

Because of the technical nature of some aspects of securities law, all Covered Persons should review this material carefully and contact the General Counsel if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to effect a Covered Transaction, but are unsure as to whether the transaction might be in conflict with laws and/or this Policy.

This Policy continues to apply to Covered Transactions even after termination of service with the Company or any of its subsidiaries. If an individual is in possession of MNPI when his or her service terminates, that individual may not effect Covered Transactions until that information has become public or is no longer material. The pre-clearance procedures specified in this Policy, however, will cease to apply to Covered Transactions upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

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12. Potential Criminal and/or Civil Penalties and/or Disciplinary Action

In the United States, and in many other countries, the personal consequences of insider trading are severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees.

Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading. This means that Moelis may also be found liable for insider trading by its Covered Persons and face civil penalties. Criminal penalties may also be assessed for insider trading. For example, any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rules promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years.

The seriousness of securities law violations is reflected in the penalties such violations carry. For example, a director’s resignation may be sought. Subject to applicable law, employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Any investigations/violations may also create negative publicity for the Company.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult your compliance officer or the General Counsel.

13. Acknowledgement

You acknowledge that you have read and understand the Insider Trading Policy of Moelis and agree to abide by the provisions set out herein. Upon joining the Company, and on an annual basis thereafter, you must certify your understanding of, and adherence to, this Policy. Such acknowledgement will be conducted through the Company’s online Compliance portal.

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Schedule A

Other Specified Employees for Purposes of Transaction Windows

All members of the following departments

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Finance
•
Tax
•
Legal & Compliance
•
Business Management
•
Investor Relations
•
Information Technology
•
Management Committee
•
Ad hoc

The Company may add or remove any group or individual from the list of Other Specified Employees as may be necessary, and will review the list prior to the opening of each new trading window.

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Policy Details

Publication Date	February 25, 2025
Applicable to	Moelis & Company, its subsidiaries and all Covered Persons as defined herein.
Policy Administrator and Owner	Legal & Compliance Department

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